Exhibit 99.1

Announces Reverse Stock Split

HOUSTON, November 26, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced that it ﬁled an amendment to its amended and restated certiﬁcate of incorporation with the Secretary of State of the State of Delaware to eﬀect a 1-for-25 reverse stock split of its common stock. The reverse stock split will take eﬀect at 12:01 am (Eastern Time) on December 1, 2025, and the Company’s common stock will open for trading on The Nasdaq Capital Market on December 1, 2025 on a post-split basis, under the existing ticker symbol “MBRX” but with a new CUSIP number 60855D 408.

As a result of the reverse stock split, every 25 shares of the Company’s common stock issued and outstanding prior to the opening of trading on December 1, 2025 will be consolidated into one issued and outstanding share, with no change in the nominal par value per share of $0.001. No fractional shares will be issued if, as a result of the reverse stock split, a stockholder would become entitled to a fractional share because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio. Instead, the stockholder will be entitled to receive a cash payment in lieu of a fractional share.

As a result of the reverse stock split, the number of shares of common stock outstanding will be reduced from approximately 51.7 million shares to approximately 2.1 million shares, and the number of authorized shares of common stock will remain at 500 million shares.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly eﬃcacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future ﬁlings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing and completion of the reverse split. Moleculin will require signiﬁcant additional ﬁnancing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such ﬁnancing on a timely basis. Although Moleculin believes that the expectations reﬂected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially diﬀerent from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently ﬁled Form 10-K ﬁled with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q ﬁlings and in our other public ﬁlings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reﬂect events or circumstances occurring after its date or to reﬂect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas (908) 824-0775

MBRX@jtcir.com